First Amendment to the License Agreement
Between Thomas Jefferson University and CD4 Biosciences Inc.
(formerly known as, Quantas Biopharmaceuticals, Inc.)
Dated January 15, 2005

This Amendment ("Amendment"), dated January 15, 2005, is made by and between Thomas Jefferson University ("TJU") and CD4 Biosciences Inc. (formerly known as Quantas Biopharmaceuticals, Inc.) ("LICENSEE").

RECITALS

WHEREAS, TJU has entered into an existing License Agreement with LICENSEE, dated February 10, 2002, relating to various CD4 inhibitors developed at TJU (the "License Agreement");

WHEREAS, LICENSEE desires to amend and clarify the License Agreement with TJU;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, all parties to this First Amendment mutually agree to amend the License Agreement as follows:

1. Section 1.11

Under Article I, Section 1.11, shall be deleted and replaced by the following:

1.11 SUBLICENSE INCOME: the amount paid to LICENSEE by a third party (other than an AFFILIATE of LICENSEE) for the granting of a sublicense under Section 3.1 hereinafter, including but not limited to (i) license fees, (ii) milestone payments, (iii) the fair market value in cash of any non-cash consideration for such sublicense, (iv) in the event that LICENSEE receives any payment for equity in connection with such sublicense that included a premium over the fair market value of such equity, the amount of such premium, and (v) NET RESEARCH AND DEVELOPMENT INCOME.

3. Sections 3.2(d) and 3.2(e)(i)

Under Article III, Sections 3.2(d) and 3.2(e)(i) shall be deleted and replaced by the following:

3.2(d) At any time after five (5) years from the effective date of this Amendment, TJU may terminate or render this license non-exclusive if, in TJU's reasonable judgment, the Progress Reports furnished by LICENSEE do not substantially demonstrate that LICENSEE:

(i) has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or

(ii) is engaged in research, development, manufacturing, marketing or sublicense activity appropriate to achieving 3.2(d)(i).

3.2(e)(i) Within twelve (12) months from the effective date of this Amendment, LICENSEE shall continue a Phase I clinical trial using the licensed technology and within twenty-four (24) months from the effective date of this Amendment, LICENSEE shall use commercially reasonable efforts to complete a Phase I clinical trial using the licensed technology.

7. Section 9.2(c)

Under Article IX, Section 9.2(c) shall be deleted and replaced by the following:

9.2(c) If, at any time after five (5) years from the date of this Amendment, TJU determines that the Agreement should be terminated pursuant to Section 3.2(d) *provided, however*, that a sixty (60) day period shall be allowed for the parties to discuss the reasons for such determination, and for LICENSEE to provide additional information demonstrating its good faith efforts to satisfy 3.2(d).

8. Amendment Fee

In consideration for the renegotiation of certain terms of the Agreement, LICENSEE shall pay to TJU a one-time payment of Sixty thousand dollars ($60,000) due on or before May 1, 2005.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the License Agreement by their duly authorized representatives for good and valuable consideration.

THOMAS JEFFERSON UNIVERSITY

By Steven E. McKenzie MD, PhD

Name Steven E. McKenzie, M.D., Ph.D.

Title Vice President for Science Policy and Technology Transfer

Date 3/10/05

CD4 BIOSCIENCES INC.

By [signature]

Name Nicholas Stergis

Title interim COO

Date 3/10/05